Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WORKIVA INC.

Workiva Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.The name of the Corporation is Workiva Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 10, 2014 under the same name.

B.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) on this 29th day of May, 2025.

C.The text of the Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I: NAME
The name of the Corporation is Workiva Inc.

ARTICLE II: INCORPORATOR
[INTENTIONALLY OMITTED]

ARTICLE III: AGENT FOR SERVICE OF PROCESS
The address of the Corporation’s registered office in the State of Delaware is Cogency Global, Inc., 850 New Burton Road, Ste. 201, in the City of Dover, County of Kent, Delaware 19904. The name of the registered agent of the Corporation at that address is Cogency Global, Inc.

ARTICLE IV: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law. The Corporation is being incorporated in connection with the conversion of Workiva, LLC, a Delaware limited liability company (the “LLC”), to the Corporation (the “Conversion”) pursuant to Section 18-216 of the Delaware Limited Liability Company Act and Section 265 of the General Corporation Law, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion to Corporation (the “Certificate of Conversion”).

ARTICLE V: AUTHORIZED STOCK
1. Total Authorized.
The total number of shares of all classes of capital stock that the Corporation has authority to issue is one billion, six hundred million (1,600,000,000) shares, consisting of: one billion (1,000,000,000) shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), five hundred million (500,000,000) shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and one hundred million (100,000,000) shares of Preferred Stock, $0.001 par value per share. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Class A Common Stock or Class B Common Stock, as applicable, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. Upon the filing and effectiveness of the Certificate of Conversion and this Certificate of Incorporation, the limited liability company interests in the LLC outstanding immediately prior to the effectiveness of the Conversion were converted, without any action required on the part of the Corporation or the former holders of such limited liability company interests, into that number of issued and outstanding, fully paid and nonassessable shares of Class A Common Stock or Class B Common Stock, as the case may be, determined pursuant to and in accordance with the Plan of Conversion, dated December 10, 2014, in respect of the Conversion, a copy of which shall be on file with the books and records of the Corporation.
2. Designation of Additional Shares.
2.1 The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, to provide by resolution or resolutions from time to time for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the General Corporation Law (“Certificate of Designation”), to establish the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of each such series, and, unless otherwise provided in any such resolution or resolutions, to increase (but not above the total number of authorized shares of such class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of this Certificate of Incorporation (including any Certificate of Designation).
2.2 Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation), the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be senior to, junior to or pari passu with any other series of Preferred Stock to the extent permitted by law.

3. Rights of Class A Common Stock and Class B Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock and Class B Common Stock are as set forth below in this Section 3.
3.1 Equal Status. Except as otherwise expressly provided in this Certificate of Incorporation or required by the General Corporation Law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.
3.2 Voting Rights. Except as otherwise expressly provided herein or as required by the General Corporation Law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the General Corporation Law, each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally, and each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally. Unless otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the General Corporation Law.
3.3 Dividend Rights. Subject to the preferential dividend or other rights of any holders of Preferred Stock, dividends and distributions may be declared by the Board of Directors and paid on or made in respect of the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors in its sole discretion. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to the declaration and payment or making of any such dividend or distribution, unless different treatment of the shares of each such class (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable or made, the timing of the payment or distribution or otherwise) is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that in the event a distribution is made in the form of shares of Class A Common Stock or Class B Common Stock (or securities (including warrants, options or other rights) convertible into, or exercisable or exchangeable for shares of Class A Common Stock or Class B Common Stock), then the distributions made to holders of Class A Common Stock shall be made only in shares of Class A Common Stock (or securities (including warrants, options or other rights) convertible into or exercisable or exchangeable for shares of Class A Common Stock, as the case may be) and the distributions made to holders of Class B Common Stock shall be made only in shares of Class B Common Stock (or securities (including warrants, options or other rights) convertible into or exercisable or exchangeable for shares of Class B Common Stock, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving an identical number of shares of Class A Common Stock of Class B Common Stock (or securities (including warrants, options or other rights) convertible into or exercisable or exchangeable for an identical number of shares), respectively, on a per share basis.

3.4 Subdivisions, Combinations or Reclassifications. If the Corporation in any manner subdivides, combines, or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined, or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.5 Liquidation Rights. Subject to the preferential liquidation or other rights of any holders of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share ratably in the distribution of all assets of the Corporation available for distribution to the holders of Common Stock upon any liquidation, dissolution or winding up of the Corporation, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.6 Redemption. Neither the Class A Common Stock nor the Class B Common Stock is redeemable.
3.7 Mergers and Consolidations. The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, shall be required to approve any merger or consolidation of the Corporation (whether or not the Corporation is the surviving entity), or any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, unless, upon the consummation of such merger or consolidation or other transaction, holders of each class of Common Stock will receive (or be entitled to receive) the same per share consideration in the merger or consolidation or other transaction. Notwithstanding the foregoing, holders of each class of Common Stock shall be deemed to have received the same per share consideration payable in the form of (x) voting securities of the Corporation or any other entity (“Merger Voting Securities”) or (y) securities convertible into or exercisable or exchangeable for, Merger Voting Securities (“Merger Exchangeable Securities”), and the separate class vote of the Class A Common Stock and Class B Common Stock otherwise required by the preceding provisions of this Section 3.7 shall not be applicable, if:
(a) with respect to Merger Voting Securities, (i) the Merger Voting Securities to be received by holders of Class A Common Stock and Class B Common Stock are identical with respect to each class of Common Stock in all respects except as provided in subsections (ii), (iii) and (iv) of this Section 3.7(a); (ii) the voting and related rights of the Merger Voting Security to be received by the holders of Class A Common Stock are substantially similar to those of the Class A Common Stock; (iii) the voting and related rights of the Merger Voting Security to be received by the holders of Class B Common Stock are substantially similar to those of the Class B Common Stock; (iv) the Merger Voting Security to be received by the holders of Class B Common Stock is convertible into the Merger Voting Security to be received by the holders of Class A Common Stock upon terms and conditions that are substantially similar to the terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock; and (v) the number of Merger Voting Securities to be received for each share of Class A Common Stock is equal to the number of Merger Voting Securities to be received for each share of Class B Common Stock; and
(b) with respect to Merger Exchangeable Securities, (i) the Merger Exchangeable Securities to be received by holders of Class A Common Stock and Class B Common

Stock are identical with respect to each class of Common Stock in all respects except as provided in subsections (ii), (iii) and (iv) of this Section 3.7(b); (ii) the voting and related rights of each Merger Voting Security underlying the Merger Exchangeable Security to be received by the holders of Class A Common Stock are substantially similar to those of the Class A Common Stock; (iii) the voting and related rights of each Merger Voting Security underlying the Merger Exchangeable Security to be received by the holders of Class B Common Stock are substantially similar to those of the Class B Common Stock; (iv) each Merger Voting Security underlying the Merger Exchangeable Security to be received by the holders of Class B Common Stock is convertible into each Merger Voting Security underlying the Merger Exchangeable Security to be received by the holders of Class A Common Stock upon terms and conditions that are substantially similar to the terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock; and (v) the number of Merger Exchangeable Securities to be received for each share of Class A Common Stock is equal to the number of Merger Exchangeable Securities to be received for each share of Class B Common Stock.
3.8 Conversion of Class B Common Stock.
(a) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.
(b) Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action on the part of the Corporation or any holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon a Transfer other than a Qualified Transfer.
(i) “Controlled Affiliate” means, with respect to a transferor, (A) any individual or entity that is controlled directly or indirectly (by ownership of voting securities, contract or otherwise) by such transferor or such transferor’s Family, or (B) the Family of such transferor.
(ii) “Family” means a person’s spouse, lineal descendants, parents, siblings, lineal descendants of siblings, and anyone else (other than domestic employees) sharing a person’s home at the time of such determination. Any such relationship by legal adoption shall be included.
(iii) “Qualified Transfer” means any Transfer of Class B Common Stock (A) by will or pursuant to the laws of descent and distribution to any member or members of the stockholder’s Family, (B) by the stockholder to a domestic trust of which each trustee is (1) a holder of Class B Common Stock, (2) a member of the Family of a holder of Class B Common Stock or (3) a professional in the business of providing trustee services (including private professional fiduciaries, trust companies and bank trust departments), and which is created for the sole benefit of one or more of the stockholder or any member or members of the stockholder’s Family, (C) from a trust described in clause (B) above to the stockholder (or former stockholder) who Transferred shares of Class B Common Stock to such trust, (D) to a Controlled Affiliate, or (E) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement.
(iv) “Transfer” means to (x) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (x) or (y) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In addition, any event or occurrence pursuant to which a Controlled Affiliate or a member of a stockholder’s Family ceases to be a Controlled Affiliate or member of such Stockholder’s Family, as applicable, shall be deemed to be a Transfer.
(c) Conversion by Holder Consent. Each share of Class B Common Stock shall convert into one validly issued, fully paid and nonassessable share of Class A Common Stock on the date specified by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of Class B Common Stock, voting as a single class.
(d) Conversion Upon Death. Each share of Class B Common Stock held of record by a holder of Class B Common Stock who is a natural person shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such holder of Class B Common Stock; provided that no such shares of Class B Common Stock Transferred pursuant to a Qualified Transfer under Section 3.8(b)(iii)(A) of this ARTICLE V shall be so converted pursuant to this Section 3.8(d).
(e) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock and the general administration of the Corporation’s dual class Common Stock structure, including the issuance of stock certificates with respect thereto or the registration in book entry of such shares, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. If the Corporation has reason to believe that a Transfer of shares of Class B Common Stock that is not a Qualified Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer of shares of Class B Common Stock that is not a Qualified Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. A determination by the Corporation that a Transfer of Class B Common Stock has occurred that has resulted in a conversion of shares of Class B Common Stock to shares of Class A Common Stock shall be final, conclusive and binding.
(f) Immediate Effect. Any conversion of shares of Class B Common Stock to shares of Class A Common Stock resulting from a Transfer (other than a Qualified Transfer) of shares of Class B Common Stock shall be deemed to have been effected at the time that such Transfer of such shares shall have occurred. Upon any conversion of shares of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates, if any, representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock shall be retired and may not be reissued.
(g) Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary set forth herein, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this ARTICLE V, Section 3.8 occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid to on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided that, notwithstanding any other provision of this Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock or securities (including options, warrants or other rights), convertible into, or exercisable or exchangeable for Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock or, if applicable, securities (including options, warrants or other rights), convertible into, or exercisable or exchangeable for Class A Common Stock and no shares of Class B Common Stock or securities (including options, warrants or other rights), convertible into, or exercisable or exchangeable for Class B Common Stock shall be issued in payment thereof.
3.9 No Further Issuances of Class B Common Stock. Except for the issuance of shares of Class B Common Stock issuable upon the conversion, exercise or exchange of any securities (including warrants, options or other rights) outstanding as of the time of the filing and effectiveness of this Certificate of Incorporation , or an issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction in accordance with the provisions of this Certificate of Incorporation, the Corporation shall not at any time after the filing and effectiveness of this Certificate of Incorporation issue any additional shares of Class B Common Stock.
3.10 Reservation of Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
3.11 Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section 3 of this ARTICLE V (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the General Corporation Law, this Certificate of Incorporation or the Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).
4. Lock-Up.
4.1 Until and including the date that is 180 days after the date of the final prospectus (the“Restricted Period”) relating to the Corporation’s initial public offering of equity securities (the “Initial Public Offering”), any Transfer or pledge of Restricted Securities shall be void, other than Permitted Transfers.
(a) “Permitted Transfer” means any Transfer of Common Stock or other securities of the Corporation (A) acquired in open market transactions after the completion of the Initial Public Offering, provided that no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (B) as a bona fide gift or charitable contribution, (C) in connection with a distribution of shares of Common Stock by the holder thereof to such holder’s limited partners, members or stockholders, (D) by will or pursuant to the laws of descent and distribution, (E) by a holder of Common Stock or other securities of the Corporation to such holder’s Family or a domestic trust created for the sole benefit of one or more of such holder or any member or members of such holder’s Family, (F) from a trust described in clause (E) above to the holder (or former holder) who Transferred Common Stock or other securities of the Corporation to such trust, (G) by a holder of Common Stock to a corporation, partnership or other business entity that controls, is controlled by or managed by or is under common control with such holder, (H) received from the

Corporation upon the exercise of options or any Transfer of Common Stock or other securities of the Corporation convertible into or exercisable or exchangeable for Common Stock of the Corporation or upon the exercise of options to purchase the Corporation’s securities on a “cashless or “net exercise” basis to the extent permitted by the instruments representing such options so long as such exercise is effected solely by the surrender of outstanding options to the Corporation and the Corporation’s cancellation of all or a portion thereof to pay the exercise price, (I) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (J) pursuant to a bona fide third-party tender offer, merger, consolidation or similar transaction made to all holders of Common Stock involving a Corporate Transaction, provided that until such tender offer, merger, consolidation or other such transaction is completed, the Common Stock owned by such holder shall remain subject to the restrictions contained herein, (K) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act or otherwise, if any, is required of or voluntarily made by or on behalf of the holder or the Corporation regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period or (L) made with the prior written consent of the lead managing underwriters of the Initial Public Offering. Notwithstanding the foregoing, in the case of any transfer or distribution pursuant to the foregoing clauses (B)-(K), (1) each recipient, transferee, donee or distributee shall agree to be bound by the restrictions contained herein and (2) no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made during the Restricted Period. “Corporate Transaction” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of Common Stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Corporation (or the surviving entity).
(b) “Restricted Securities” means (x) shares of Common Stock (other than those issued and sold by the Corporation in the Initial Public Offering) and (y) any securities convertible into or exercisable or exchangeable for Common Stock, including in each case, beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock.
4.2 During the Restricted Period, the Corporation shall cause the transfer agent to decline any Transfer other than Permitted Transfers and/or to note stop transfer restrictions on the transfer books and records of the Corporation with respect to any Restricted Securities for which a holder of Restricted Securities is the record holder and, in the case of any Restricted Securities for which such holder is the beneficial but not the record holder, shall cause the transfer agent to decline any Transfer other than Permitted Transfers and/or to note stop transfer restrictions on such books and records with respect to such Restricted Securities.
4.3 Any person or entity purchasing or holding or otherwise acquiring any interest in shares of capital stock of the Corporation will be deemed to have notice of and consented to the provisions of this Section 4.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS
1. Director Powers. Except as otherwise provided by this Certificate of Incorporation or the General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors. The total number of authorized directors constituting the Board of Directors shall initially be two. Thereafter, subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall consist of two or more directors, with the total number of authorized directors constituting the Board of Directors (the “Whole Board”) to be fixed from time to time exclusively by resolution adopted by the Board of Directors.
3. Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes as nearly equal in number as is practicable, hereby designated as Class I, Class II and Class III. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The initial term of office of the Class I directors will expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s Initial Public Offering; the initial term of office of the Class II directors will expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering; and the initial term of office of the Class III directors will expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing provisions of this ARTICLE VI, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, removal, retirement or disqualification. If the number of directors divided into classes is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable; provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
4. Removal; Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office by the stockholders of the Corporation only for cause. Except as otherwise provided in this Certificate of Incorporation, vacancies occurring on the Board of Directors, whether by death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, and not by stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification.
5. Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors under specified circumstances, then upon commencement and for the duration of the period during which such right continues: (a) the total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding anything to the contrary set forth herein, except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to this Certification of Incorporation (including any

Certificate of Designation), the terms of office of all such additional directors elected by the holders of such stock, or appointed to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
6. Vote by Ballot. Election of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE VII: LIMITATION OF DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law, as the same exists or as may hereafter be amended, a director or Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such director or Officer’s fiduciary duty as a director or Officer of the Corporation except for liability (a) for any breach of the director or Officer’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for a director under Section 174 of the General Corporation Law; (d) for any transaction from which the director or Officer derived any improper personal benefit; or (e) for an Officer arising from any claim brought by or in the right of the Corporation. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or Officers, then the liability of a director or Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. For purposes of this ARTICLE VII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation.
2. Indemnification; Advancement of Expenses. In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to provide for the indemnification of current and former directors, Officers, employees and agents of the Corporation, and of any person who is or was serving at the request of the Corporation as a director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and to advance expenses (including attorneys’ fees) incurred by any such person, to the fullest extent permitted by law. Any right to indemnification or advancement of expenses provided by, or granted pursuant to, the General Corporation Law and this Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
3. Vested Rights. Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE VII, shall eliminate, adversely affect or reduce the effect of this ARTICLE VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this ARTICLE VII, would accrue or arise) prior to such amendment or repeal or adoption of such an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS
1. Action by Written Consent of Stockholders. Following the closing of the Initial Public Offering, subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent of stockholders in lieu of a meeting.
2. Special Meeting of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by a majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer (or, if a Chief Executive Officer is not then currently in office, the President), and may not be called by any other person or persons. Business transacted at special meetings of stockholders will be confined to the purpose or purposes stated in the notice of meeting.
3. Advance Notice of Stockholder Nominations and Proposals. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation will be given in the manner provided in the Bylaws.

ARTICLE IX: CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws, (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or holding or otherwise acquiring any interest in shares of capital stock of the Corporation will be deemed to have notice of and consented to the provisions of this ARTICLE IX.

ARTICLE X: AMENDMENT OF BYLAWS
The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board. In addition to any other vote otherwise required by law or this Certificate of Incorporation, from and after the closing of the Initial Public Offering, the adoption, amendment or repeal of the Bylaws by the stockholders will require the affirmative vote of the holders of at least two thirds (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE XI: AMENDMENT OF CERTIFICATE OF INCORPORATION
To the fullest extent permitted by law, if any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, from and after the closing of the Initial Public Offering notwithstanding any other provision of this Certificate of Incorporation or any provision of the General Corporation Law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of the Corporation required by the General Corporation Law or by this Certificate of Incorporation, any amendment to or repeal of this ARTICLE XI or ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX or ARTICLE X of this Certificate of Incorporation (or the adoption of any provision inconsistent therewith) shall require the affirmative vote of the holders of at least two thirds (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

I, THE UNDERSIGNED, on behalf of Workiva Inc. do make this Amended and Restated Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Amended and Restated Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 29th day of May, 2025.

/s/ Brandon Ziegler
Brandon Ziegler
EVP, Chief Legal and Administrative Officer and Corporate Secretary